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                                                                    EXHIBIT 10.6

MORRISON KNUDSEN CORPORATION



                                  May 13, 1999

Robert A. Tinstman
4433 West Quail Point
Boise, ID 83703

RE:      Severance Arrangement

Dear Bob:

         This letter explains in greater detail how Morrison Knudsen Corporation (the "Company") interprets your severance rights and benefits as referenced in David Batchelder's February 2, 1999 letter to you, in connection with your retirement from employment as an officer and director of the Company. Please note that the interpretation set forth in this letter is not intended to add to or detract from any rights and benefits referenced in the letter of February 2, 1999.

         As described in Mr. Batchelder's letter, you have remained employed by the Company in a consulting capacity for a period of three months following the effective date of your retirement as an officer and director. During that three-month period, which ended May 2, 1999, your monthly pay and benefits continued in effect at normal monthly rates. Beginning May 3, 1999, you will receive the severance benefits set forth in Article 4 of your Employment Agreement dated January 1, 1993, as amended from time to time ("Agreement"), notwithstanding your voluntary resignation. Under the terms of the Agreement, you will receive "Base Compensation" as defined in the Agreement for a period of two years, measured from May 3, 1999.

Base Compensation

         Base Compensation is defined in relevant part as follows:

                  (a) Base salary in effect immediately prior to termination of employment,
                  (b)  An average bonus,
                  (c) Continued participation in basic and supplemental welfare benefit plans (e.g. life, accident, disability, medical, dental, etc.), and
                  (d) Continuance of vesting and benefit accrual under any Company-sponsored basic and supplemental retirement programs in effect immediately prior to your termination. To the extent continued participation or vesting is not possible under the above plans, the Company is to provide you with the monetary value of such benefits.
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May 13, 1999
Page 2

         1. Base Salary. Your annual base salary rate as of May 2, 1999, was $425,000.00. You will receive a monthly payment of $35,416.67 ($425,000.00 /
12), less applicable taxes on the last business day of each month. The first payment will be made at the end of May, 1999, and the last payment will be made at the end of April, 2001.

            In addition to your base salary, you are entitled to the monetary value of the matching contribution you would have received under the Company's 401(k) plan, which is 5% of cash pay up to a maximum of $8,000.00. Therefore, you will receive an additional monthly payment of $666.67 per month ($8,000.00 /
12).

         2. Average Bonus. The Company has computed your average annual bonus to be $194,088.67. This amount will be paid to you in 2000 and 2001 in a lump sum as soon as practicable following the meeting of the Company's Board of Directors at which bonuses generally are approved.

         3. Welfare Benefit Plan. In lieu of your continuing to be covered under the Company's Welfare Benefit Plans, the Company has agreed to pay your out-of-pocket costs for coverage under the Idaho Power medical and dental plans and to provide you with the monetary equivalent of continued coverage under the disability and basic life insurance plans. This will allow you to purchase your own coverages for these benefits from other sources. In addition, the Company has agreed to add a "tax gross up" to this amount to leave you in the same "out-of-pocket" position you would have been in as an employee of the Company. The Company has computed the annual value of these benefits, including the tax gross up, at $31,399.92. Accordingly, you will receive an additional monthly payment of $2,616.66 ($31,399.92 / 12) to cover these benefits. These payments will be included with the payments of base salary and 401(k) match substitute beginning at the end of May 1999 and running through the end of April 2001.

         As required by law, you will receive materials explaining your right to purchase continued health coverage under COBRA. If you or your spouse elect to receive continued health care coverage from the Company's plans under COBRA, you will need to pay the premiums at the same rates paid by other former employees similarly situated. You may use the welfare benefit payments described in the preceding paragraph to pay the COBRA premiums if you wish.

         As you know, under the Company's executive life insurance program, the Company currently "advances" the premium for a universal life insurance policy on your life issued by the Security Life of Denver Insurance Company. The Company is entitled to recover costs from the cash value of this policy; however, the policy was issued in your name and you may maintain the
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May 13, 1999
Page 3

policy if you desire. If you wish to maintain the policy, you will be responsible for all future premiums. Roger Allen previously forwarded to you illustrations from MCG Northwest relating to this policy, along with information about the person you should contact at MCG to discuss your rights under the policy.

         4.       Federal Income Withholding on Monthly Payments.

         The gross amount of the aggregate monthly payment you will receive beginning at the end of May 1999 is $38,700.00 ($35,416.67 base salary + $666.67 match equivalent + $2,616.66 welfare benefit equivalent). Your current status for federal income tax withholding is listed as married with zero exemptions, with additional withholding of $1,000 per pay period. Because you will receive payments only once a month instead of biweekly, this will result in only $1,000 being withheld for federal income tax each month instead of $1,000 being withheld every two weeks. If you wish to change the rate of withholding, you should file a new Form W-4 with the payroll office.

         5.       Retirement Plans.

         401(k) Plan. Continued participation in the Company's tax "qualified"
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401(k) plan is not possible, pursuant to the terms of the plan and applicable federal law. Accordingly, as described above, the Company will pay you the monetary equivalent of the match you would have received had you continued to participate in the 401(k) plan for an additional two years. Because you are already 100% vested in your account balances under the plan, your retirement will have no negative impact on your vesting. You will receive a packet from the Benefits Department that will include instructions on how to "roll-over" amounts from the 401(k) Plan into an IRA(s) or another employer plan, should you chose to do so.

         Retirement Plan Annuities. Under applicable federal law and the terms
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of the annuities purchased to provide benefits previously accrued under Morrison
Knudsen Corporation Retirement Plan (MKRP), it is technically not possible for you to continue to "participate" in the MKRP. Accordingly, the Company proposes to give you credit for an additional two years of service for purposes of calculating the supplemental retirement benefits that will be paid out of general Company assets to supplement your retirement plan annuity when you elect to begin receiving those payments. (In effect, this will make you eligible for calculation of benefits under the "Rule of 80" described in the MKRP.) The actual amount of the combined monthly payment you will receive from your retirement annuity and supplemental pension will depend upon (1) your age at the time you elect to begin receiving payments and (2) the form of benefit payment you elect to receive. Attached to this letter are copies of a benefit statement and schedule of payment calculations that illustrate what amount you might expect to receive at various retirement ages for the specified forms of benefit payment.
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May 13, 1999
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Deferred Compensation Plan. Your retirement will trigger the distribution
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provisions of your benefits under the Company's Deferred Compensation Plan.
Pursuant to your previous election concerning distribution from the Deferred Compensation Plan, your benefits under that plan will be paid in fifteen (15) equal annual installments beginning in the year 2000.

Stock Options.

         Attached for your information is a table that reflects the current status of your stock options, including number of shares granted, dates of grant, exercise price, and status of exercisability.

         In summary, as of May 2, 1999, you held options to purchase 375,000 shares of stock, of which options to purchase 125,000 shares are exercisable and options to purchase 250,000 shares are not exercisable. Under the terms of the
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plans and your option agreements, options that are not exercisable on the
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effective date of your retirement will not become exercisable thereafter. The
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Board of Directors of the Company has exercised its discretion to extend the time period for you to exercise your currently exercisable options to twelve months from May 3, 1999. Accordingly, your currently exercisable options to purchase 125,000 shares of stock of the Company will remain exercisable through May 2, 2000, but will expire if not exercised by that date.

         I hope this letter is helpful in outlining the timing and amounts to be paid to you under your severance arrangement. Should you have any questions regarding any aspect of this letter, please let me know.

                                    Sincerely,

                                        /s/ Stephen G. Hanks

                                    Stephen G. Hanks

SGH/zb

AGREED TO AND ACCEPTED:

     /s/ Robert A. Tinstman
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Robert A. Tinstman

DATE:     June 5, 1999
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